CHICAGO AND NORTH WESTERN HOLDINGS CORP.
                        DIRECTORS' DEFERRED COMPENSATION PLAN


                                      Section 1

                                     Introduction

               1.1 The Plan and Its Effective Date. The Chicago and North Western Holdings Corp. Directors' Deferred Compensation Plan (the "Plan") is hereby established by Chicago and North Western Holdings Corp. (the "Company") effective January 1, 1994.

               1.2 Purpose. The purpose of the Plan is to permit each non-employee member of the Board of Directors ("Participating Director") to elect deferral of any or all of his fees on a deferred, unfunded basis for a set period of years.


                                      Section 2

                                       Benefits

               2.1 Elected Deferred Benefits. Each Participating Director may elect in accordance with Section 2.5 to defer all or any part of his fees ("Elected Deferred Benefits") into the Plan. To the extent fees are deferred under the Plan, such fees shall not be eligible for deferral under any other Plan sponsored by the Company.

               2.2 Deferred Fee Account. Amounts deferred with respect to each election made pursuant to Section 2.5 shall be credited to a separate account ("Deferred Fee Account") for each Participating Director on a quarterly basis at such a time and in such a manner as is reasonably determined by the Company. Amounts credited to each such separate Deferred Fee Account shall be credited with a fixed rate of return equal to LIBOR plus one, as determined quarterly as of the first day of each calendar quarter by the Company.

               2.3 Payment of Benefits. Each such separate Deferred Fee Account for a Participating Director shall be paid to the Participating Director promptly after the earlier of (i) the expiration of the Deferral Period for such separate Deferred Fee Account elected by the Participating Director in his properly executed deferral election in accordance with Section 2.5, or
          (ii) the date the Participating Director ceases to be a member of the Board of Directors. In the event of the Participating Director's death, his Deferred Fee Account shall be paid to the beneficiaries designated by the Participating Director in writing to the Secretary of the Board of Directors or, if the Participating Director fails to designate beneficiaries, or if all such beneficiaries predecease the Participating Director, to the Participating Director's surviving spouse, and if there is no surviving spouse then to the Participating Director's estate





          promptly after the date of the Participating Director's death. Payment shall be made in cash in an amount equal to the amount credited to the Participating Director's Deferred Fee Account on the date such amount is to be paid. If the Plan is terminated as provided under Section 3.4, the Company reserves the right to pay all benefits accrued hereunder at such time as the Company may determine without regard to the Deferral Periods selected by the Participating Directors under Section 2.5(b). In any case, such payment shall release the Company of any future liability for benefit accruals with respect to such amounts paid.

               2.4 Funding. Benefits payable under the Plan to any person shall be paid directly by the Company. The Company shall not be required to fund, or otherwise segregate assets to be used for payment of benefits under the Plan.

               2.5  Deferral Elections.

                    (a) A Participating Director may elect by written notice delivered to the Company within 60 days after the effective date of the Plan to be credited with Elected Deferred Benefits as provided in Section 2.1 with respect to fees earned in the portion of the calendar year following the delivery of such notice to the Company. For each calendar year thereafter, the Participating Directors may elect by a written election filed with the Company before the beginning of such calendar year to be credited with Elected Deferred Benefits as provided in Section
          2.1 for such calendar year. Notwithstanding the foregoing, a person who becomes a Participating Director in a calendar year may elect by a written notice delivered to the Company within 60 days after becoming a Participating Director to be credited with Elected Deferred Benefits as provided in Section 2.1 with respect to fees earned in the portion of such calendar year following the delivery of such notice to the Company.

                    (b)  Each such election made hereunder shall include
          (i) the amount of Elected Deferred Benefits the Participating Director elects and (ii) the period of time for which the Participating Director elects to defer (the "Deferral Period") such Elected Deferred Benefits. The Deferral Period for each such election shall be no less than two (2) years and no longer than the date the Participating Director ceases to be a member of the Board of Directors of the Company. Payment of such amounts shall be made in accordance with the provisions of Section 2.3.









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                                      Section 3

                                  General Provisions

               3.1 Plan Administration. The Plan shall be administered by the Board of Directors. The Board shall have such powers, as may be necessary to construe and interpret the Plan, determine the eligibility of directors and to otherwise discharge its duties hereunder, including, but not limited to the power to delegate the responsibility for the administration of the Plan to employees of the Company or to third parties.

               3.2 Rights to Retention. Establishment of the Plan shall not be construed to give a Participating Director the right to be retained on the Board of Directors or to any benefits not specifically provided by the Plan.

               3.3 Interests Not Transferable. Except as to withholding of any tax required under the laws of the United States or any state or locality and except with respect to designation of a beneficiary to receive benefits in the event of the death of a Participating Director, no benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind until payable. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefits, whether currently or thereafter payable, shall be void. No benefit shall, in any manner, be liable for or subject to the debts or liabilities of any person entitled to such benefits. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber his benefits under the Plan, or if by any reason of his bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Company, in its discretion, may terminate the interest in any such benefits of the person entitled thereto under the Plan and hold or apply them to or for the benefit of such person entitled thereto under the Plan or his spouse, children or other dependents, or any of them, in such manner as the Company may deem proper.

               3.4 Amendment and Termination. The Company intends the Plan to be permanent, but reserves the right at any time to modify, amend or terminate the Plan, provided, however, that benefits earned as provided herein shall constitute an irrevocable obligation of the Company.

               3.5 Controlling Law. The law of Illinois, except its law with respect to choice of law, shall be controlling in all manners relating to the Plan.



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               3.6  Gender and Number.  Words in the masculine gender shall include the feminine, and the plural shall include the singular and the singular shall include the plural.

               Executed this 14th day of January, 1994.

                                             CHICAGO AND NORTH WESTERN
                                             HOLDINGS CORP.


                                             By:  /s/ Robert Schmiege

                                             Its: Chairman, President and
                                                  Chief Executive Officer


          ATTEST:

          /s/ Robin Bourne-Caris
          Assistant Vice President -
          Assistant Corporate Secretary
































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